Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Nancy M. Bufalino, 312/822-7757
Sarah J. Pang, 312/822-6394	Marie Hotza, 312/822-4278
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES
2nd QUARTER 2008 RESULTS
CHICAGO, July 28, 2008 — CNA Financial Corporation (NYSE: CNA) today announced second quarter 2008 results, which included the following items:
•	Net operating income of $250 million, or $0.93 per diluted share.

•	Net income of $181 million, or $0.67 per diluted share.

•	Property & Casualty Operations combined ratio of 97.7%.

•	Net operating return on equity of 9.8%

•	Book value per common share of $34.74 at June 30, 2008, as compared to $37.36 at December 31, 2007.

	Results for the Three Months		Results for the Six Months
	Ended June 30		Ended June 30
($ millions)	2008	2007	2008	2007

Net operating income (a)	$250	$318	$471	$625
Net realized investment losses	(71)	(91)	(104)	(104)

Net income from continuing operations	179	227	367	521
Net income (loss) from discontinued operations	2	(10)	1	(8)

Net income	$181	$217	$368	$513

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2007 Form 10-K, as amended by Form 10-K/A, for further discussion of this measure.

Diluted Earnings Per Share Available to Common Stockholders

	Results for the Three Months		Results for the Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007

Net operating income	$0.93	$1.17	$1.75	$2.30
Net realized investment losses	(0.27)	(0.33)	(0.39)	(0.38)

Net income from continuing operations	0.66	0.84	1.36	1.92
Net income (loss) from discontinued operations	0.01	(0.04)	—	(0.03)

Net income	$0.67	$0.80	$1.36	$1.89

Net operating income from continuing operations for the three months ended June 30, 2008 decreased $68 million as compared with the same period in 2007. Net operating results for our core Property & Casualty Operations decreased $56 million, while our Non-Core operations decreased $12 million. This overall decrease was primarily due to lower net investment income, decreased current accident year underwriting results in our core Property & Casualty Operations and increased catastrophe losses, partially offset by lower expenses. The Property & Casualty Operations produced combined ratios of 97.7% and 94.7% in the second quarters of 2008 and 2007.
Pretax net investment income for the second quarter of 2008 decreased $95 million over the same period of 2007. This decrease was primarily driven by decreased results from the trading portfolio and limited partnerships. The decreased results from the trading portfolio were more than offset by a corresponding decrease in the policyholders’ funds reserves supported by the trading portfolio.
Net income for the three months ended June 30, 2008 decreased $36 million as compared with the same period in 2007. This decrease was primarily due to decreased net operating income.
“Competitive market conditions continue to test CNA’s strategies, but our core Property & Casualty Operations are responding well,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation. “While our second quarter earnings were impacted by reduced investment income, we continue to build on a foundation of financial strength, disciplined underwriting and pro-active expense management.”
Net operating income from continuing operations for the six months ended June 30, 2008 decreased $154 million as compared with the same period in 2007. Net operating income for our core Property & Casualty Operations decreased $133 million, while our Non-Core operations decreased $21 million. This overall decrease was primarily due to lower net investment income, decreased current accident year underwriting results in our core Property & Casualty Operations and increased catastrophe losses, partially offset by lower expenses. The Property & Casualty Operations produced combined ratios of 97.9% and 94.9% for the six months ended June 30, 2008 and 2007.
Pretax net investment income for the six months ended June 30, 2008 decreased $269 million over the same period in 2007, due to the same reasons as discussed above for the three month period.
Net income for the six months ended June 30, 2008 decreased $145 million as compared with the same period in 2007. This decrease was due to decreased net operating income.

Segment Results for the Three Months Ended June 30, 2008

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$124	$145	$269	$(30)	$11	$250
Net realized investment losses	(39)	(19)	(58)	(4)	(9)	(71)

Net income (loss) from continuing operations	$85	$126	$211	$(34)	$2	$179

Segment Results for the Three Months Ended June 30, 2007

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$146	$179	$325	$(13)	$6	$318
Net realized investment losses	(42)	(23)	(65)	(12)	(14)	(91)

Net income (loss) from continuing operations	$104	$156	$260	$(25)	$(8)	$227

Segment Results for the Six Months Ended June 30, 2008

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$219	$269	$488	$(33)	$16	$471
Net realized investment losses	(50)	(24)	(74)	(15)	(15)	(104)

Net income (loss) from continuing operations	$169	$245	$414	$(48)	$1	$367

Segment Results for the Six Months Ended June 30, 2007

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$300	$321	$621	$(11)	$15	$625
Net realized investment losses	(57)	(32)	(89)	(11)	(4)	(104)

Net income (loss) from continuing operations	$243	$289	$532	$(22)	$11	$521

Property & Casualty Operations Gross Written Premiums

	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2008	2007	2008	2007

Standard Lines	$944	$992	$1,776	$1,940
Specialty Lines	1,281	1,379	2,574	2,791

Total P&C Operations	$2,225	$2,371	$4,350	$4,731

Property & Casualty Operations Net Written Premiums

	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2008	2007	2008	2007

Standard Lines	$848	$904	$1,619	$1,771
Specialty Lines	860	869	1,708	1,733

Total P&C Operations	$1,708	$1,773	$3,327	$3,504

Property & Casualty Calendar Year Loss Ratios

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Standard Lines	73.7%	69.0%	73.7%	68.8%
Specialty Lines	65.2%	61.1%	65.0%	62.6%
Total P&C Operations	69.2%	64.9%	69.1%	65.7%
Total P&C Companies (a)	80.3%	75.0%	79.0%	75.1%

Property & Casualty Calendar Year Combined Ratios

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Standard Lines	103.2%	102.6%	103.8%	100.8%
Specialty Lines	92.9%	87.0%	92.6%	89.0%
Total P&C Operations	97.7%	94.7%	97.9%	94.9%
Total P&C Companies (a)	109.2%	105.2%	108.3%	104.8%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life & Group Non-Core and Corporate & Other Non-Core, including CNA Re and asbestos and environmental pollution exposures.
Property & Casualty Gross Accident Year Loss Ratios

	Accident year 2008	Accident year 2007	Accident year 2007
	Evaluated at	Evaluated at	Evaluated at
	June 30, 2008	December 31, 2007	June 30, 2008

Standard Lines	74.2%	66.6%	66.2%
Specialty Lines	62.8%	59.2%	59.1%
Total P&C Operations	67.4%	62.2%	62.0%

Property & Casualty Net Accident Year Loss Ratios

	Accident year 2008	Accident year 2007	Accident year 2007
	Evaluated at	Evaluated at	Evaluated at
	June 30, 2008	December 31, 2007	June 30, 2008

Standard Lines	75.9%	70.1%	70.0%
Specialty Lines	64.9%	63.8%	63.7%
Total P&C Operations	70.1%	66.9%	66.8%

Business Operating Highlights
Standard Lines works with an independent agency distribution system and network of brokers to market a broad range of property and casualty insurance products and services primarily to small, middle-market and large businesses and organizations domestically.
•	Net written premiums decreased $56 million for the second quarter of 2008 as compared with the same period in 2007. Standard Lines retention decreased 1 point to 80% as compared to the same period in 2007. Rates on average decreased 6% during the second quarter of 2008.

•	Net income and net operating income decreased $19 million and $22 million for the second quarter of 2008 as compared with the same period in 2007. These decreases were primarily driven by lower net investment income, higher catastrophe losses and decreased current accident year underwriting results. The catastrophe losses were $29 million after-tax in the second quarter of 2008, as compared to $8 million after-tax in the second quarter of 2007. These decreases were partially offset by increased favorable net prior year development and lower expenses.
Specialty Lines provides professional, financial and specialty property and casualty products and services, both domestically and abroad, through a network of brokers, managing general underwriters and independent agencies.
•	Net written premiums decreased $9 million for the second quarter of 2008 as compared with the same period in 2007. Specialty Lines retention decreased 1 point to 83% as compared to the same period in 2007. Rates on average decreased 4% during the second quarter of 2008.

•	Net income and net operating income decreased $30 million and $34 million for the second quarter of 2008 as compared with the same period in 2007. These decreases were primarily driven by unfavorable net prior year development for the three months ended June 30, 2008 as compared to favorable net prior year development for the same period in 2007 and decreased current accident year underwriting results. The 2007 results included favorable experience and a change in estimate related to dealer profit commissions in the warranty line of business.
Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net loss for the second quarter of 2008 increased $9 million as compared with the same period in 2007. This increase was primarily attributable to adverse investment performance on a portion of our pension deposit business and unfavorable long term care experience. These unfavorable impacts were partially offset by lower net realized investment losses.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re. This segment also includes the results related to the centralized adjusting and settlement of asbestos and environmental pollution.
•	Net results for the second quarter of 2008 increased $10 million as compared with the same period in 2007. The 2007 results included current accident year losses related to certain mass torts. This favorable impact was partially offset by lower net investment income in 2008.

About the Company
CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. ET today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 778-8903, or for international callers, (913) 312-0378. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through August 4, 2008 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 9320444. The replay will also be available on CNA’s website. Financial supplement information related to the second quarter results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer to CNA’s filings with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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